Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

STAK Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Equity	Ordinary shares, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,800,000	(2)	$3.925	(3)	$7,065,000	$0.00015310	$1,081.65

Total Offering Amounts							$7,065,000		$1,081.65

Total Fee Offsets									—

Net Fee Due									$1,081.65

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2025 Share Incentive Plan (the “Plan”).

(2)	Represents ordinary shares issuable upon vesting or exercise of options and pursuant to other awards granted under the Plan.

(3)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $3.925 per ordinary share, the average of the high ($4.10) and low ($3.75) prices for the Registrant’s ordinary shares as quoted on the Nasdaq Capital Market on March 14, 2025.